CALCULATION OF FILING FEE TABLE

Form S-8

8x8, Inc.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Equity—Common	Other	6,000,000(2)	$1.70(5)	$10,200,000	0.0001531	$1,561.62
Equity	Equity—Common	Other	8,500,000(3)	$2.00(6)	$17,000,000	0.0001531	$2,602.70
Equity	Equity—Common	Other	6,000,000(4)	$2.00(6)	$12,000,000	0.0001531	$1,837.20
Total Offering Amounts					$39,200,000		$6,001.52
Total Fee Offsets							$—
Net Fee Due							$6,001.52

(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock, par value $0.001 per share (“Common Stock”), of 8x8, Inc. (the “Registrant”) that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2) Represents 6,000,000 shares of Common Stock added to the 8x8, Inc. Amended and Restated 1996 Employee Stock Purchase Plan (the “1996 Plan”) pursuant to an amendment to the 1996 Plan authorized and approved by the stockholders of the Registrant on July 25, 2025.

(3) Represents 8,500,000 shares of Common Stock added to the 8x8, Inc. Amended and Restated 2022 Equity Incentive Plan (the “2022 Plan”) pursuant to an amendment to the 2022 Plan authorized and approved by the stockholders of the Registrant on July 25, 2025.

(4) Represents up to 6,000,000 shares of Common Stock available for future issuance, consisting of up to 5,000,000 shares of Common Stock available for future issuance under the 2022 Plan and up to 1,000,000 shares of Common Stock available for future issuance under the 8x8, Inc. Amended and Restated 2017 New Employee Inducement Incentive Plan, in each case, solely following the return of previously reserved shares of Common Stock to the respective plans in accordance with the terms of the respective plans.

(5) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The computation is based upon the average of the high and low prices per share of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market (the “Nasdaq”) on July 30, 2025, multiplied by 85%, which is the percentage of the trading price per share applicable to purchases under the 1996 Plan.

(6) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The computation is based upon the average of the high and low prices per share of the Registrant’s Common Stock as reported on the Nasdaq on July 30, 2025.